Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and between

NORIAN CORPORATION

KNC NOR ACQUISITION SUB, INC.

and

for limited purposes set forth herein,

KENSEY NASH CORPORATION

Dated as of May 24, 2011

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- ii -

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is made and entered into as of the 24th day of May, 2011 by and among Norian Corporation, a California corporation (“Seller”), KNC NOR Acquisition Sub, Inc., a Delaware corporation (“Purchaser”), and Kensey Nash Corporation, a Delaware corporation (“Kensey”), solely as guarantor to Purchaser’s obligations under Sections 2.4, and 2.6(a) and (b) and Article VIII. Seller and Purchaser are individually referred to as a “Party” and collectively as the “Parties.”

Background

A. Seller owns real property, improvements, equipment and certain other assets located at 1230 Wilson Drive, Westchester, Pennsylvania that it wishes to lease, sell or license to Purchaser.

B. The Parties desire that Seller shall sell and transfer to Purchaser and Purchaser shall purchase from Seller all of the Conveyed Assets (as defined below) and assume all of the Assumed Liabilities (as defined below), upon the terms and conditions set forth herein.

In consideration of the premises and the mutual covenants and undertakings contained herein, subject to and on the terms and conditions herein set forth, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“Accounts Receivable” shall mean all of Seller’s trade and other accounts receivable as of the Closing Date.

“Accrued Vacation/Bonus Liabilities” shall mean the liabilities accrued by Seller as of the day immediately prior to the Closing Date for (i) accrued vacation for the Norian Employees and (ii) the portion of any bonus which the Norian Employees would have earned for the period ending on the day immediately prior to the Closing Date had such bonuses been calculated on that date for a partial year, as set forth in more detail on Schedule 7.4(b).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person at any time during the period for which the determination of affiliation is being made; provided, however, that “Affiliate” shall not include any shareholder of Seller or any Person who would be an Affiliate of Seller solely because such Person is an Affiliate of such shareholder.

“Agreement” shall mean this Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof

“Assignment and Assumption” shall have the meaning set forth in Section 3.1(b)(iii) hereof.

“Assumed Contracts” shall have the meaning set forth in Section 2.1(c) hereof.

“Assumed Liabilities” shall have the meaning set forth in Section 2.4 hereof.

“Basket Amount” shall have the meaning set forth in Section 8.4 hereof.

“Bill of Sale” shall have the meaning set forth in Section 3.1(b)(ii) hereof.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in Pennsylvania are authorized or obligated by law or executive order to close.

“Cap” shall have the meaning set forth in Section 8.4 hereof.

“Cash Equivalents” shall mean checks, money orders, marketable or other securities, short-term instruments and other cash equivalents, demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any United States Governmental Authority.

“Cash Purchase Price” shall have the meaning set forth in Section 2.6 hereof.

“CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended and in effect as of the Closing Date, 42 U.S.C. § 9601 et seq.

“Claim Notice” shall have the meaning set forth in Section 8.3(a) hereof.

“Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Date” shall have the meaning set forth in Section 3.1(a) hereof.

“COBRA” shall have the meaning set forth in Section 5.14(g) hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commercial Software” shall have the meaning set forth in Section 5.25(a).

“Completion Date” shall mean the earlier of (a) the date on which all Products have been validated at Purchaser’s Exton, Pennsylvania facility or (b) the date that is the 18 month anniversary of the Closing Date, subject to extension of time for any period of delay caused directly by the non-cooperation of Seller in the validation process.

“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated December 29, 2010, between Synthes USA HQ, Inc., an Affiliate of Seller, and Kensey.

“Conveyance Tax” or “Conveyance Taxes” shall have the meaning set forth in Section 7.12 hereof.

“Conveyed Assets” shall have the meaning set forth in Section 2.1 hereof, it being understood that the Conveyed Assets do not include the Excluded Assets.

“Conveyed Intellectual Property” shall have the meaning set forth in Section 2.1(h) hereof.

“Conveyed Patents” means the Patents listed on Schedule 1.1(d)(i).

“Conveyed Trademarks” means the trademarks listed on Schedule 1.1(d)(ii).

“Corporate Integrity Agreement” shall mean that certain Corporate Integrity Agreement between the Office of the Inspector General of the Department of Health and Human Services and Synthes, Inc., executed by Synthes, Inc. on September 15, 2010.

“Divestiture Agreement” shall mean that certain Divestiture Agreement, dated as of September 23, 2010, by and among the Office of Inspector General of the Department of Health and Human Services; Synthes, Inc.; and Seller.

“Drop Dead Date” shall have the meaning set forth in Section 9.1(b) hereof.

“Employee” shall mean any individual who as of the Closing Date, (i) shall be (or in the case of clause (ii)(C) below, is scheduled to become) an employee of Seller who primarily performs (or will, on commencing work, primarily perform) services on behalf of Seller at the Norian Facility and (ii) either (A) shall have been employed and at work on the Closing Date or absent due to vacation or illness (other than illness that qualifies for short-term or long-term disability) or (B) listed on Schedule 1.1(a) who is as of the date hereof absent from work because of short-term disability (including maternity disability), workers’ compensation, layoff, parental leave of absence, or other absence or leave of absence, or with respect to which, Seller has received notice of an expected absence following the date hereof (such Employees under this clause (B), “Inactive Employees”), or (C) listed on Schedule 1.1(b) who shall have received an offer of employment with Seller at the Norian Facility in the ordinary course of business on or prior to the Closing Date, but shall have not yet commenced work as of the Closing Date.

“Environmental Law” shall mean any applicable federal, state or local law, statute, ordinance, rule, regulation, code, order, judgment, decree, common law or injunction relating to the protection of human health and the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface or subsurface land) and/or to the Management, Release, or threat of Release of Hazardous Substances, in each case as in effect as of the Closing Date.

“Equipment” shall have the meaning set forth in Section 2.1(b) hereof.

“Equipment Leases” shall have the meaning set forth in Section 2.1(b) hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 5.14(d) hereof.

“Excluded Assets” shall have the meaning set forth in Section 2.3 hereof.

“Excluded Contract” shall have the meaning set forth in Section 2.3(p) hereof.

“Excluded Employees” shall mean the Employees located at the Norian Facility and listed on Schedule 1.1(a) attached hereto and Employees of Seller located at any other facility, all of whom will remain employees of Seller following the Closing.

“FDA” shall mean the United States Food and Drug Administration.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or any successor authority) that are applicable as of the date so indicated or if no such date is indicated, as of the date of this Agreement, consistently applied.

“Good Manufacturing Practice” shall mean current good manufacturing practice as set forth in the Quality System Regulation established by FDA under 21 C.F.R. Part 820, and comparable regulations of any Governmental Authority.

“Governmental Authority” shall mean any supranational, national, federal, state or local judicial, legislative, executive or regulatory authority.

“Governmental Authorizations” shall mean all licenses, permits, certificates and other authorizations and approvals required by any Governmental Authority to carry on the business conducted at the Norian Facility as of the date of this Agreement under any applicable Laws.

“Hazardous Substances” shall mean (A) hazardous materials, hazardous substances, extremely hazardous substances or hazardous wastes, as those terms are defined by CERCLA, the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., and any other Environmental Law; (B) petroleum, including, without limitation, crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (C) any source, special nuclear, or by product material as defined in 42 U.S.C. §2011 et seq. or regulated under any governmental radiation control program; and (D) friable asbestos; and (E) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental Law.

“Inactive Employees” shall have the meaning set forth in the definition of “Employee” herein.

“Indemnified Party” shall mean any party entitled to indemnification pursuant to Article VIII hereof.

“Indemnifying Party” shall mean any party required to indemnify another party pursuant to Article VIII hereof.

“Initial Cash Purchase Price” shall have the meaning set forth in Section 2.6 (a) hereof.

“Intellectual Property” shall mean (i) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, and whether or not under design or development, (ii) national and multinational statutory invention registrations, Patents, all improvements to the inventions disclosed in each such registration, or Patent, (iii) trademarks, service marks, trade dress, logos, slogans, domain names, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration or renewals of the foregoing and all goodwill associated therewith, (iv) copyrights (whether or not registered) and registrations and applications for registration or renewals thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (v) mask works and registrations and applications for registration or renewals thereof in the United States and all other nations throughout the world, (vi) computer software (including source code, object code, firmware, operating systems and specifications), (vii) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information), (viii) industrial designs (whether or not registered), (ix) databases and data collections, (x) copies and tangible embodiments of any of the foregoing, in whatever form or medium (including electronic media), (xi) all rights to obtain and rights to apply for Patents, and to register trademarks and copyrights, (xii) all rights in all of the foregoing provided by treaties, conventions and common law, (xiii) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing, and (xiv) licenses of any of the foregoing.

“Intellectual Property Assignment Agreement” shall have the meaning set forth in Section 3.1(b)(xi) hereof.

“Inventories” shall mean all work in process and raw materials; provided, however, that Inventories shall not include any finished products or shipments from Seller in transit or any materials not used in the production of the Products.

“IRS” shall mean the Internal Revenue Service of the United States or any successor agency.

“Knowledge of Purchaser” shall mean the actual knowledge, following due inquiry, of the persons set forth on Schedule 1.1(b).

“Knowledge of Seller” shall mean the actual knowledge, following due inquiry, of the persons set forth on Schedule 1.1(c).

“Laws” shall include any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, injunction, judgment or decree.

“Leadership Team” shall have the meaning set forth in Section 7.4(d) hereof.

“Lease” shall have the meaning set forth in Section 3.1(b)(vii).

“Leased Property” shall have the meaning ascribed to such term in the Lease.

“Liabilities” shall mean any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Liens” shall mean any lien, security interest, mortgage, charge or similar encumbrance.

“Loss” or “Losses” shall mean any and all losses, claims, damages, liabilities, deficiencies, reasonable costs and expenses, including interest, fines, penalties, costs and expenses of investigation, the costs and expenses of enforcing the indemnification given in Section 8.2 of this Agreement, reasonable expert witness fees, attorneys’ fee, accounting fees and expenses, and losses resulting from, and/or incurred to reach, settlement or compromise of a claim, demand or assessment.

“Management” shall mean to use, recycle, possess, generate, treat, manufacture, process, handle, store, transport or dispose of Hazardous Substances.

“Material Adverse Effect” shall mean any event, change, circumstance or effect that is materially adverse to the Conveyed Assets, the business conducted at the Norian Facility, the Products or the access to or use of the Norian Facility, in each case taken as a whole, other than any event, change, circumstance or effect to the extent relating to (i) the United States economy in general, or (ii) compliance with the terms of this Agreement or any of the agreements contemplated by this Agreement.

“Material Contracts” shall have the meaning set forth in Section 5.10 hereof.

“Minimum Cleanup Standard” shall have the meaning set forth in Section 8.3(b) hereof.

“Norian Employee” shall have the meaning set forth in Section 7.4(a) hereof.

“Norian Facility” shall mean the portion of the facility operated by Seller at the Real Property and used to manufacture the Products.

“Notice Period” shall have the meaning set forth in Section 8.3(a) hereof.

“Office of the Inspector General of the Department of Health and Human Services” shall mean the Office of the Inspector General of the United States Department of Health and Human Services.

“Party” or “Parties” shall have the meaning set forth in the heading of this Agreement.

“Patents” shall mean U.S. and non-U.S. patents, patent applications and industrial design registrations, together with any continuations, continuations-in-part or divisional applications thereof, all patents and industrial design registrations issuing thereon, and all patents, industrial design registrations and applications claiming priority therefrom (including reissues, renewals and reexaminations of the foregoing).

“Person” shall mean an individual, a corporation, a partnership, an association, a joint venture, a limited liability company, a trust or other entity or organization.

“Plan” shall mean any “employee benefit plan” (as defined in Section 3(3) of ERISA), “multi-employer Plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA), pension plan, plan of deferred compensation, medical plan, life insurance plan, long-term disability plan, dental plan, “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or other plan or trust providing for or funding of the welfare of any of the employees or former Norian Employees, personnel policy (including, but not limited to, vacation time, holiday pay, bonus programs, moving expense reimbursement programs and sick leave), excess benefit plan, bonus or incentive plan (including, but not limited to, stock options, restricted stock, stock bonus and deferred bonus plans), severance, salary reduction agreement, change-of-control agreement, employment agreement, consulting agreement or any other benefit, program or contract benefitting any current of former Norian Employee.

“Products “ shall mean the following:

(i) Norian SRS

(ii) Norian CRS

(iii) Norian Fast Set Putty

(iv) Norian Drillable

(v) Norian Reinforced

(vi) Calceon

(vii) chronOS Preforms

(viii) chronOS Strip

(ix) SynPor UHMWPE Sheets

(x) chronOS used in pre-filled Cages

(xi) Bone Marrow Aspiration System

(xii) Delivery Needle

(xiii) Scout adhesion barrier

(xiv) Norian Mixer

“Purchase Price” shall mean the Cash Purchase Price and the Assumed Liabilities.

“Purchaser” shall have the meaning set forth in the heading of this Agreement.

“Purchaser Indemnitees” shall have the meaning set forth in Section 8.2(a) hereof.

“Real Property” shall mean the parcel of approximately 4.56 acres which is located at 1230 Wilson Drive, West Chester, Chester County, Pennsylvania, together with the buildings situated on, and other improvements to, such property.

“Release” shall mean any spill, leaking, pumping, pouring, emitting, emptying, dumping, injection, deposit, disposal, discharge, dispersal, leaching, or allowing the escape, of any Hazardous Substance, or threat thereof, into surface water, soil, sediment, air or groundwater at or from any property.

“Remedial Action” shall mean any action required by applicable Environmental Laws or a Governmental Authority to remediate soil, surface water, groundwater or sediments in response to a Release of Hazardous Substances, including, but not limited to, any associated action taken to investigate, monitor, assess and evaluate the extent and severity of any such Release and post-remediation monitoring of any such Release, and the costs of documenting reporting, negotiating or resolving the above.

“Research and Development Agreement” shall have the meaning set forth in Section 3.1(b)(x) hereof.

“Retained Liabilities” shall have the meaning set forth in Section 2.5 hereof.

“Sale Agreement” shall have the meaning set forth in Section 3.1(b)(vi) hereof.

“Security Agreement” shall have the meaning set forth in Section 2.6 hereof.

“Seller” shall have the meaning set forth in the heading of this Agreement.

“Special Representations” shall have the meaning set forth in Section 8.1.

“Sublease” shall have the meaning set forth in Section 3.1(b)(viii) hereof.

“Subsidiary” shall mean an entity as to which Seller or Purchaser or any other relevant entity, as the case may be, owns directly or indirectly 50% or more of the voting power or other similar interests. Any Person which comes within this definition as of the date of this Agreement but thereafter fails to meet such definition shall from and after such time not be deemed to be a Subsidiary of Seller or Purchaser, as the case may be. Similarly, any Person which does not come within such definition as of the date of this Agreement but which thereafter meets such definition shall from and after such time be deemed to be a Subsidiary of Seller or Purchaser, as the case may be, until such time as it no longer qualifies as a subsidiary under the first sentence of this definition.

“Supply Agreement” shall have the meaning set forth in Section 3.1(b)(iv) hereof.

“Tax” or “Taxes” shall mean all taxes, duties or other similar assessments, including but not limited to, income, excise, property, sales, value added, profits, license, withholding (with respect to compensation or otherwise), payroll, employment, net worth, capital gains, transfer, stamp, social security, and franchise taxes, imposed by any Governmental Authority, and including any interest, penalties and additions attributable thereto.

“Tax Return” or “Tax Returns” shall mean any return, report, declaration, information return, statement or other document filed or required to be filed with any Governmental Authority, in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Transition Services Agreement” shall have the meaning set forth in Section 3.1(b)(v) hereof.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act, as amended.

Section 1.2 Other Definitional Provisions.

(a) The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth herein, at the Closing, Seller shall sell, convey, assign and transfer to Purchaser and

Purchaser shall purchase, acquire and accept from Seller, free and clear of all Liens, other than the Lien granted pursuant to the Pledge and Security Agreement, all right, title and interest of Seller in all of the assets used by Seller at the Norian Facility to manufacture the Products (except for the Excluded Assets and subject to any decreases or dispositions thereof not inconsistent with the terms of this Agreement) (collectively, the “Conveyed Assets”). Without limiting the foregoing, the Conveyed Assets shall include, without limitation, all rights, title and interest of Seller in and to, those certain assets and properties described in the following clauses (a) through (j):

(a) Inventories owned by Seller on the Closing Date and located at the Norian Facility;

(b) except for the Excluded Assets, the furniture, equipment, machinery, vehicles, spare parts, tools and other similar tangible property owned, leased or licensed by Seller either within or located at the Norian Facility (the “Equipment”), including without limitation any leases relating to such Equipment so leased by Seller and located within or at the Norian Facility (the “Equipment Leases”), together with any rights or claims arising out of the breach of any express or implied warranty by the manufacturers or sellers of any such Equipment or any component thereof;

(c) subject to Section 2.2 hereof, the contracts, leases, licenses, agreements and commitments set forth on Schedule 5.10 and those not required to be disclosed on such Schedule because they do not meet the thresholds set forth in Section 5.10 (excluding contracts, leases, licenses, agreements and commitments relating to the Excluded Assets) (collectively with the Equipment Leases described in clause (b) above, the “Assumed Contracts”);

(d) transferable Governmental Authorizations held by or issued to Seller and necessary to operate the Norian Facility;

(e) lists of suppliers and vendors to Seller for any materials or services used in connection with the Conveyed Assets;

(f) all rights of Seller under express or implied warranties from vendors related to the Conveyed Assets;

(g) tangible assets related to the Products;

(h) Intellectual Property used in the manufacture of Products, including but not limited to trade secrets and the Conveyed Patents and the Conveyed Trademarks and all goodwill associated therewith, but excluding any patents and trademarks other than the Conveyed Patents and Conveyed Trademarks (all such Intellectual Property being conveyed, the “Conveyed Intellectual Property”);

(i) any other assets or rights of Seller required to manufacture the Products; and

(j) any maintenance records, manuals and other documents specifically related to the Conveyed Assets and payroll and personnel records for the Norian Employees (to the extent Seller is legally permitted to transfer).

Notwithstanding anything to the contrary contained in this Agreement, Seller may retain copies of any contracts, records, or any other document or materials which it must retain pursuant to any applicable statute, rule, regulation or ordinance or for financial reporting purposes, tax purposes or in connection with the Retained Liabilities.

Section 2.2 Nonassignment of Contracts.

(a) Notwithstanding anything to the contrary contained in this Agreement, to the extent that the assignment or attempted assignment to Purchaser of any Assumed Contract or any claim or right or any benefit arising thereunder or resulting therefrom is prohibited by any Law or would require any approval, consent or waiver by any Person, and such approval, consent or waiver has not have been obtained prior to the Closing, the Closing shall proceed, subject to Article IV, without the assignment of such Assumed Contract, and this Agreement shall not constitute an assignment of such Assumed Contract or an attempt thereof. In the event that the Closing proceeds without the assignment of any such Assumed Contract, then following the Closing, the Parties shall use commercially reasonable efforts and cooperate with each other to obtain promptly such approval, consent or waiver. Pending such approval, consent or waiver, the Parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to Purchaser the benefits of such Assumed Contract. To the extent that Purchaser is provided the benefits pursuant to this Section 2.2 of any Assumed Contract, Purchaser shall perform for the benefit of the other Persons that are parties thereto the obligations of Seller thereunder and pay, discharge and satisfy any related liabilities that, but for the lack of an authorization, approval, consent or waiver to assign such liabilities to Purchaser, would be Assumed Liabilities. Once approval, consent or waiver for the assignment of any such Assumed Contract not assigned at the Closing is obtained, Seller shall assign such Assumed Contract to Purchaser at no additional cost to Purchaser. To the extent that any such Assumed Contract cannot be transferred or the full benefits of any such Assumed Contract cannot be provided to Purchaser following the Closing pursuant to this Section 2.2, then Seller and Purchaser shall enter into such arrangements (including leasing, subleasing, sublicensing or subcontracting) to provide to the Parties the economic (taking into account Tax costs and benefits) and operational equivalent, to the extent permitted, of obtaining such approval, consent or waiver and the performance by Purchaser of the obligations thereunder. Seller shall pay to Purchaser promptly upon receipt thereof, all income, proceeds and other monies received by Seller in connection with any Assumed Contract covered by the arrangements under this Section 2.2.

(b) To the extent that any Material Contract constitutes an Excluded Contract solely as a result of the failure of such Material Contract to be included on Schedule 5.10, Purchaser shall cooperate with Seller to assist Seller in fulfilling Seller’s obligations under such Material Contract.

Section 2.3 Excluded Assets. Notwithstanding any provision in this Agreement, Seller shall retain the following assets (the “Excluded Assets”):

(a) Accounts Receivable, cash, Cash Equivalents and other similar assets;

(b) certificates of deposit, shares of stock, securities, bonds, debentures, evidences of indebtedness, and interests in any Person;

(c) other than as set forth in the Supply Agreement, any and all of Seller’s rights in any contract or arrangement representing an intercompany transaction between Seller and any Affiliate of Seller, whether or not such transaction relates to the provision of goods and services, payment arrangements, intercompany charges or balances, or the like;

(d) all Tax Returns and all losses, loss carry forwards and rights to receive refunds, credits and credit carry forwards with respect to any and all Taxes, including, without limitation, interest thereon;

(e) the minute books, stock transfer books, corporate seal and other similar books and records of Seller and its Affiliates;

(f) all current and prior insurance policies and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;

(g) all rights, title and interests in or to any name, including, without limitation the name “SYNTHES,”, “NORIAN” and “chronOS” or any derivation thereof, as well as any related or similar name, and any other related trade names, trademarks, service marks, corporate names and logos or any part, derivation, colorable imitation or combination thereof;

(h) all Intellectual Property, other than the Conveyed Intellectual Property;

(i) any and all causes of action against third parties including any claims for refunds, prepayments, offsets, recoupment, insurance proceeds, condemnation awards, judgments, indemnification claims and the like, whether received as payment or credit against future liabilities or otherwise;

(j) any Governmental Authorization issued to Seller, to the extent its transfer is not permitted by Law;

(k) any rights in, to and under all contracts, arrangements, permits or licenses of any nature, of which the obligations of Seller thereunder are expressly not assumed by Purchaser hereunder;

(l) any books, ledgers, files, reports, plans and operating records that Seller or any of its Affiliates are required to retain pursuant to any applicable statute, rule,

regulation or ordinance (copies of which will be made available to Purchaser to the extent permitted by law and to the extent they relate to the Conveyed Assets) or which relate to the Excluded Assets or the Retained Liabilities;

(m) all of Seller’s rights under this Agreement and any agreement or other written instrument entered into in connection with the transactions contemplated hereby;

(n) those assets listed in Schedule 2.3(o) hereto;

(o) any contracts, agreements or arrangements except for Assumed Contracts (any of the foregoing, an “Excluded Contract”);

(p) all assets relating to any and all employee benefit plans (including, but not limited to, the Plans), policies, programs and practices maintained or contributed to by Seller or its Affiliates, except as provided in Section 7.4;

(q) any equipment not used in the manufacturing of the Products;

(r) all assets primarily used by the Excluded Employees, including, without limitation, their office furniture, supplies and related equipment;

(s) all Product-specific approvals and clearances from the United States Food and Drug Administration and any similar Governmental Authority or regulatory body in the United States or any other country;

(t) goodwill related to any of Seller’s business or Products, other than the goodwill associated with the Conveyed Intellectual Property;

(u) all finished products or goods in transit;

(v) all marketing and sales related assets, including without limitation, customer lists, advertising materials and distribution, marketing, strategic or similar plans; and

(w) all JD Edwards accounting software and all devices and hardware used exclusively in its operation.

Section 2.4 Assumption of Certain Obligations. Upon the terms and subject to the conditions of this Agreement, Purchaser agrees, effective at the Closing, to assume the following Liabilities of Seller to the extent relating to the Conveyed Assets and arising in the ordinary course of business, other than the Retained Liabilities (collectively, the “Assumed Liabilities”):

(a) all Liabilities that arise following the Closing Date with respect to Norian Employees who are employed by Purchaser after the Closing Date and all Liabilities that arise in connection with the hiring, employment or termination of employment by Purchaser of any Norian Employee;

(b) all Liabilities arising after the Closing Date, including payment of any amounts incurred pursuant to the Assumed Contracts following the Closing Date; and

(c) any Tax that may be imposed by any Federal, State or local government on the ownership, sale, operation or use of the Conveyed Assets after the Closing Date (which, for the avoidance of doubt, shall not include any Taxes, Conveyance Taxes or income taxes attributable to income received by Seller).

Section 2.5 Retained Liabilities. Notwithstanding any provision in this Agreement, Purchaser shall not assume or in any way be responsible for, and Seller shall retain and be responsible for any debts, claims, commitments, liabilities and obligations of Seller which are not Assumed Liabilities (the “Retained Liabilities”), including, without limitation, the following:

(a) Liabilities for which Seller expressly has responsibility pursuant to the terms of this Agreement or any of the agreements entered into in connection with the transactions contemplated hereby;

(b) Liabilities to the extent arising out of or relating to the Excluded Assets;

(c) all Liabilities of Seller or its Affiliates under the Corporate Integrity Agreement;

(d) all intercompany Liabilities or Liabilities to Seller’s Affiliates;

(e) all Liabilities relating to Excluded Contracts;

(f) all Liabilities arising prior to the Closing Date other than liabilities set forth on Schedule 7.4(b);

(g) any and all Liabilities for Taxes related to the Conveyed Assets or the operations of the Norian Facility by Seller for taxable periods ending prior to the Closing Date (which for the avoidance of doubt shall include all Conveyance Taxes);

(h) Liabilities to which Purchaser or the Conveyed Assets become subject arising solely out of a failure to comply with bulk sales laws or any similar laws;

(i) all Liabilities in respect of finished goods completed prior to the Closing Date;

(j) all Liabilities for Patent and trademark infringement to the extent related to Intellectual Property licensed to Purchaser under this Agreement and the related documents, and

(k) all Liabilities for design defects in any of the Products to the extent they are manufactured in accordance with the specifications established by Seller.

Section 2.6 Purchase Price. In consideration of the sale and transfer of the Conveyed Assets, Purchaser shall pay to Seller an aggregate amount of $22 million (the “Cash Purchase Price”) minus the Accrued Vacation/Bonus Liabilities, to be paid as follows:

(a) $11 million minus the Accrued Vacation/Bonus Liabilities shall paid at the Closing (the “Initial Cash Purchase Price”); and

(b) an additional $11 million shall be paid within two Business Days of the Completion Date, in each case in immediately available funds, by wire transfer in accordance with written instructions given by Seller to Purchaser not less than two (2) Business Days prior to the Closing or Completion Date, which consideration shall be allocated as described in Section 2.7. In addition, on the Closing Date, Purchaser shall assume the Assumed Liabilities. At the Closing, Purchaser shall deliver a pledge and security agreement, substantially in the form set forth as Exhibit 2.6 hereto (the “Security Agreement”), which shall among other things, (i) provide that until the payment in full of the Cash Purchase Price, Seller shall retain a lien on the Conveyed Assets to secure the payment in full of the Cash Purchase Price, (ii) authorize Seller to file all necessary UCC-1s reflecting Seller’s security interest in the Conveyed Assets.

Section 2.7 Allocation of Purchase Price. Purchaser shall prepare an allocation of the Purchase Price among the Conveyed Assets (along with the Assumed Liabilities and any other items constituting consideration for purposes of Section 1060 of the Code, the Treasury Regulations promulgated thereunder and any similar provisions of state, local or foreign law, as appropriate). Purchaser shall deliver such allocation to Seller within one-hundred twenty (120) days after the Closing (the “Allocation Schedule”). The Purchaser’s proposed Allocation Schedule shall be deemed final unless the Seller has notified the Purchaser in writing of any disagreement with the Purchaser’s proposed Allocation Schedule within thirty (30) days after receipt thereof by the Seller (a “Disagreement Notice”). If the Seller sends the Purchaser a Disagreement Notice, the Purchaser and the Seller shall work in good faith to reconcile their differences with respect to the Allocation Schedule, and upon such reconciliation, if any, the Allocation Schedule shall be deemed final. If the Allocation Schedule is deemed final hereunder, the Purchaser and the Seller (and their respective Affiliates) shall prepare all Tax Returns (including IRS Forms 8594) in a manner consistent with the Allocation Schedule and shall not take any inconsistent position on any Tax Returns or during the course of any Internal Revenue Service or other Tax audit or proceeding. If the Purchaser and the Seller do not reach agreement with respect to the Allocation Schedule prior to December 1, 2011, the Purchaser and the Seller shall present the Allocation Schedule and the Disagreement Notice to an independent third party, to be agreed upon by the Seller and the Purchaser, to determine the allocation of the Purchase Price, with such independent third party’s allocation to be final for all purposes. In the event that the allocation is disputed by any taxing authority, the Party receiving notice of the dispute shall promptly notify the other Party hereto concerning resolution of the dispute.

Section 2.8 Post-Closing. If at any time after the Closing Date (i) Seller shall come into possession of any of the Assumed Liabilities or Conveyed Assets, Seller shall immediately transfer such assets or liabilities to Purchaser or (ii) Purchaser shall come into possession of any of the Retained Liabilities or Excluded Assets, Purchaser shall immediately transfer such assets or liabilities to Seller.

ARTICLE III

CLOSING

Section 3.1 Closing.

(a) The Closing shall take place at the offices of Reed Smith LLP, 2500 One Liberty Place, Philadelphia, Pennsylvania at 10:00 A.M., eastern daylight savings time, on the third (3rd) Business Day following the satisfaction or waiver of the conditions precedent specified in Article IV (other than the conditions to be satisfied on the Closing Date, but subject to the waiver or satisfaction of such conditions), or at such other time and place as the Parties may mutually agree; provided, however, that the Closing shall not occur later than the Drop Dead Date specified in Section 9.1(b) of this Agreement. The date on which the Closing occurs is called the “Closing Date.” The Closing shall be deemed to occur and be effective as of 11:59 pm on the Closing Date.

(b) At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following:

(i) the certificate referred to in Section 4.2(c) hereof;

(ii) a Bill of Sale or Bills of Sale substantially in the form set forth in Exhibit 3.1(b)(ii) (the “Bill of Sale”) executed by Seller;

(iii) an Assignment and Assumption Agreement substantially in the form set forth in Exhibit 3.1(b)(iii) (the “Assignment and Assumption”) executed by Seller;

(iv) a Supply Agreement substantially in the form set forth in Exhibit 3.1(b)(iv) (the “Supply Agreement”) executed by Synthes USA Sales, LLC;

(v) a Transition Services Agreement substantially in the form set forth in Exhibit 3.1(b)(v) (the “Transition Services Agreement”) executed by Synthes USA HQ, Inc.;

(vi) a Sale Agreement substantially in the form set forth in Exhibit 3.1(b)(vi) for the Norian Facility (the “Sale Agreement”) executed by Seller;

(vii) a lease substantially in the form set forth in Exhibit 3.1(b)(vii) for the Norian Facility (the “Lease”) executed by Seller;

(viii) a sublease substantially in the form set forth in Exhibit 3.1(b)(viii) for the Leased Property (the “Sublease”) executed by Seller;

(ix) the Security Agreement executed by Seller;

(x) the Research and Development Agreement in the form set forth in Exhibit 3.1(b)(x) (the “Research and Development Agreement”) executed by Seller;

(xi) the Intellectual Property Assignment Agreement in the form set forth in Exhibit 3.1(b)(xi) (the “Intellectual Property Assignment Agreement”) executed by Seller;

(xii) a certificate of non-foreign status for entities executed by Seller;

(xiii) each consent or authorization set forth on Schedule 5.5; and

(xiv) all other instruments and documents required on Seller’s part to effectuate and consummate the transactions contemplated hereby in a form and substance reasonably satisfactory to Purchaser and its counsel.

(c) At the Closing, Purchaser shall deliver to Seller the following:

(i) the Initial Cash Purchase Price by wire transfer in immediately available funds to an account specified in writing by Seller at least two (2) days prior to the Closing Date;

(ii) the certificate referred to in Section 4.3(c) hereof;

(iii) the Bill of Sale executed by Purchaser;

(iv) the Assignment and Assumption executed by Purchaser;

(v) the Supply Agreement executed by Purchaser;

(vi) the Transition Services Agreement executed by Purchaser;

(vii) the Sale Agreement executed by Purchaser;

(viii) the Lease executed by Purchaser;

(ix) the Sublease executed by Purchaser;

(x) the Intellectual Property Assignment Agreement executed by Purchaser ; and

(xi) all other instruments and documents required on Purchaser’s part to effectuate and consummate the transactions contemplated hereby in a form and substance reasonably satisfactory to Seller and its counsel.

ARTICLE IV

CONDITIONS TO CLOSING

Section 4.1 Conditions to the Obligations of Purchaser and Seller. The respective obligations of each of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following condition precedent: there shall not (i) be in effect any statute, regulation, order, decree or judgment which makes illegal or enjoins or prevents in any respect the consummation of the transactions contemplated by this Agreement, or (ii) have been commenced, and shall be continuing, any action or proceeding by any Governmental Authority which seeks to prevent or enjoin in any respect the transactions contemplated by this Agreement.

Section 4.2 Conditions to the Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions precedent:

(a) Seller shall have performed in all material respects its agreements and obligations contained in this Agreement required to be performed by it at or before the Closing, and shall have complied in all material respects with each covenant to be performed and complied with hereunder at or before the Closing (other than Seller’s covenants with respect to delivery of documents at the Closing which shall be performed in all respects); provided, however, that those agreements, obligations and covenants which are qualified by materiality or absence of Material Adverse Effect shall have been complied with in all respects;

(b) the representations and warranties of Seller contained herein that are qualified by materiality limitations shall be true and correct and those that are not qualified by materiality limitations shall be true and correct in all material respects, in each case as of the time of Closing with the same force and effect as though such representations and warranties had been made on, as of and with reference to such time, except those representations and warranties that address matters only as of a particular date which, if qualified by materiality limitations, shall be true and correct and, if not qualified by materiality limitations, shall be true and correct in all material respects as of that date;

(c) Seller shall have received a notification from the Office of the Inspector General of the Department of Health and Human Services that confirms, in substance, that the transactions contemplated by this Agreement are in compliance with the Corporate Integrity Agreement;

(d) Purchaser shall have received a certificate of Seller, dated as of the Closing Date and validly executed by an officer of Seller, certifying as to the fulfillment of the matters set forth in paragraphs (a), (b) and (c) of this Section 4.2; and

(e) Seller shall have made or caused to be made delivery to Purchaser of the items required by Section 3.1(b).

Section 4.3 Conditions to the Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions precedent:

(a) Purchaser shall have performed in all material respects its agreements and obligations contained in this Agreement required to be performed by it at or before the Closing, and shall have complied in all material respects with each covenant to be performed and complied with hereunder at or before the Closing (other than Purchaser’s covenants with respect to delivery of documents at the Closing which shall be performed in all respects); provided, however, that those agreements, obligations and covenants which are qualified by materiality, absence of material adverse effect or words of similar import shall have been complied with in all respects;

(b) the representations and warranties of Purchaser contained herein that are qualified by materiality limitations shall be true and correct and those that are not qualified by materiality limitations shall be true and correct in all material respects, in each case as of the time of Closing with the same force and effect as though such representations and warranties had been made on, as of and with reference to such time, except those representations and warranties that address matters only as of a particular date which, if qualified by materiality limitations, shall be true and correct and, if not qualified by materiality limitations, shall be true and correct in all material respects as of that date;

(c) Seller shall have received a certificate of Purchaser, dated as of the Closing Date and validly executed by an officer of Purchaser, certifying as to the fulfillment of the matters set forth in paragraphs (a) and (b) of this Section 4.3;

(d) Seller shall have received a notification from the Office of the Inspector General of the Department of Health and Human Services that confirms, in substance, that the transactions contemplated by this Agreement are in compliance with the Corporate Integrity Agreement; and

(e) Purchaser shall have made or caused to be made delivery to Seller of the items required by Section 3.1(c).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as follows:

Section 5.1 Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of California. Seller is qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction listed on Schedule 5.1, which are all of the jurisdictions in which the nature of the property owned or leased by it in the conduct of its business requires it to be so qualified, except where the failure to be so qualified and in good standing, would not be reasonably expected to have a Material Adverse Effect.

Section 5.2 Authorization. Seller has all requisite corporate power and corporate authority to carry on its business as it is now being conducted and to execute and deliver this Agreement and the documents contemplated hereby to which Seller is a party and to perform its obligations hereunder and thereunder. The execution and delivery by Seller of this Agreement and the documents contemplated hereby to which Seller is a party, and the performance by Seller of its obligations hereunder and thereunder, have been duly authorized by all requisite corporate action, including but not limited to shareholder consent, if necessary, and no other corporate proceedings are required by Seller in connection with the execution, delivery and performance of this Agreement and the other documents contemplated hereby to which Seller is a party.

Section 5.3 Binding Effect. Each of this Agreement and the documents contemplated hereby to which Seller is a party constitutes (or will when executed constitute) a valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

Section 5.4 Non-Contravention. The execution, delivery and performance of this Agreement and the documents contemplated hereby by Seller and the consummation of the transactions contemplated hereby and thereby does not and will not (i) violate any provision of the certificate of incorporation or bylaws of Seller, (ii) subject to obtaining the consents referred to in Schedule 5.5, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Seller with respect to, or to a loss of any benefit to which Seller is entitled with respect to, the Conveyed Assets, (iii) assuming compliance with the matters set forth in Sections 5.5 and 6.5, violate or result in a breach of or constitute a default under any Law or other restriction of any court or Governmental Authority to which Seller is subject, except, with respect to clauses (ii) and (iii), for any violations, conflicts, defaults, terminations, cancellations or accelerations as will not have a Material Adverse Effect.

Section 5.5 Seller Consents and Approvals. Other than as set forth in Schedule 5.5, the execution, delivery and performance of this Agreement and the documents contemplated hereby by Seller do not require any consent or approval of any Governmental Authority or any Person, except (i) for consents or approvals, the failure of which to obtain, will not have a Material Adverse Effect individually or in the aggregate and (ii) as may be necessary as a result of facts or circumstances relating solely to Purchaser.

Section 5.6 Absence of Material Changes. Since December 31, 2010, except to the extent as set forth in Schedule 5.6, (a) there has not been, with respect to the Conveyed Assets or the business conducted at the Norian Facility, any adverse change (or series of related changes) in the Conveyed Assets or the business conducted at the Norian Facility that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect and (b) the Seller has operated in the ordinary course of business, consistent with past practice and customs.

Without limiting the generality of the foregoing, Seller has not accelerated or delayed the shipment of Products, in any manner inconsistent with past custom or practice.

Section 5.7 No Litigation. Except as set forth on Schedule 5.7 and except for environmental matters (as to which no representation or warranty is made except as set forth in Section 5.9), there are no claims, actions, suits, orders or investigations, either at law or in equity, or any proceedings by or before any court or Governmental Authority or arbitrator pending, or to the Knowledge of Seller, threatened against Seller, relating to the Conveyed Assets, the Products or the Norian Employees or the transactions contemplated hereby.

Section 5.8 Compliance with Laws.

(a) Except with respect to Environmental Laws (as to which no representation or warranty is made except as set forth in Section 5.9) and except as set forth in Schedule 5.8(a), Seller is in compliance in all material respects with all Laws applicable to the ownership or operation of the Conveyed Assets, the Products or the Norian Facility;

(b) All permits, licenses and authorizations issued by Governmental Authorities and necessary for the operation of the Norian Facility are listed on Schedule 5.8(b) and each such permit, license and authorization is in full force and effect and for the benefit of Seller;

(c) All manufacturing operations relating to the manufacturing and testing of the Products are being conducted in compliance with Good Manufacturing Practice and, in all material respects, all Laws;

(d) Seller and its Affiliates (or their designated agents) have filed, or caused to be filed, since January 1, 2009 with the FDA all required notices, supplements, updates, and annual or other reports, including adverse experience reports, with respect to each Product that is regulated by the FDA; and

(e) Except as set forth on Schedule 5.8(e), Seller has not received written notice of any action or proceeding by the FDA or any other Governmental Authority pending or threatened against Seller and relating to safety or efficacy of any of the Products.

Section 5.9 Environmental Matters. To the Knowledge of Seller, and except as set forth in Schedule 5.9:

(a) the Conveyed Assets (i) are in substantial compliance with Environmental Laws and/or Government Authorizations and no material capital expenditures will be required in order for the Conveyed Assets to remain in such substantial compliance during the twelve (12) months immediately following the Closing Date, and (ii) none of the Conveyed Assets is undergoing, nor has Seller received notice that it is subject to,

Remedial Action or enforcement actions under any or all applicable Environmental Laws and/or Government Authorizations;

(b) Seller has obtained all Governmental Authorizations required under all applicable Environmental Laws in relation to the Conveyed Assets, except for such failures that are not reasonably likely to have a Material Adverse Effect;

(c) Seller has not received from any Person or Governmental Authority, and is not as of the date of this Agreement subject to, any claim, demand, complaint, order, consent decree, request for information, or written notice of violation which asserts that Seller is or may be in violation of any Environmental Law at the Norian Facility or may be liable under any Environmental Law for any Release or Remedial Action; and

(d) Section 5.9 and Section 5.8(b), to the extent relating to Governmental Authorizations, contain the only and exclusive representations and warranties related to environmental matters made by Seller in this Agreement.

Section 5.10 Material Contracts. Except (i) for agreements entered into after the date hereof in the ordinary course of business, (ii) for open purchase orders with suppliers entered into in the ordinary course of business, consistent with past practices or (iii) as set forth on Schedule 5.10, Seller is not a party to or bound by any of the following which relate to the Conveyed Assets, manufacturing of the Products or the Norian Facility (the following being referred to as the “Material Contracts”):

(a) any contract, agreement or other arrangement for the purchase of Inventories, or other personal property with any supplier or for the furnishing of services to Seller the terms of which provide for financial commitments in excess of $25,000;

(b) any agreements entered into since December 31, 2009, providing for the acquisition or disposition of any Conveyed Assets and having an individual value in excess of $25,000, or an aggregate value in excess of $100,000, other than the sale of Inventories in the ordinary course of business, consistent with past practice, or the sale of obsolete equipment;

(c) any consulting, employment, severance, retention, separation, collective bargaining or similar agreements relating to a Norian Employee;

(d) any other agreement which is material to the Conveyed Assets or the Norian Employees and which is not otherwise disclosed in response to items (a) through (c) above.

Each Assumed Contract that constitutes a Material Contract is valid, in full force and effect and enforceable against Seller and to the Knowledge of Seller the other parties thereto in accordance with the terms of such Assumed Contract, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Except as set forth in Schedule 5.10, there is no material current default or claim of material current default under any

Assumed Contract that constitutes a Material Contract and, to the Knowledge of Seller, no event has occurred that, with the passage of time or the giving of notice or both, would constitute a material current default by Seller or any party thereto under any Assumed Contract that constitutes a Material Contract, or would permit material modification, acceleration or termination of any Assumed Contract that constitutes a Material Contract, or result in the creation of a Lien on any of the Conveyed Assets.

Section 5.11 Norian Facility.

(a) All of the buildings and improvements included in the Norian Facility are operable and in normal condition and repair, subject to ordinary wear and tear, except as set forth on Schedule 5.11.

(b) Seller has not received any written notice from any Governmental Authority alleging violations of any applicable zoning, building or other codes, laws, rules and regulations governing the ownership or use of any of the Norian Facility. To the Knowledge of Seller, the Norian Facility and Seller’s use thereof complies with all such codes, laws, rules and regulations, except where failure to so comply would not have, individually or in the aggregate, a Material Adverse Effect.

(c) Seller has not received any written notice from any Governmental Authority of any pending or threatened condemnation or appropriation proceedings against any portion of the Norian Facility that would create a Material Adverse Effect.

Section 5.12 Assets.

(a) Seller owns, leases or has the legal right to use all of the Conveyed Assets (other than Norian Facility which is the subject of Section 5.11) and has good title free and clear of all Liens to (or in the case of leased Conveyed Assets, valid leasehold interests in) all Conveyed Assets (other than the Norian Facility which is the subject of Section 5.11). Except as set forth in Schedule 5.12(a), the Conveyed Assets (other than the Norian Facility which is the subject of Section 5.11) together with Purchaser’s rights under the Transition Services Agreement and the license granted under the Supply Agreement are sufficient to manufacture Products following the Closing, as presently manufactured by Seller. All of the Conveyed Assets are operable and in normal condition and repair, subject to ordinary wear and tear.

(b) Schedule 5.12(b) lists all of the fixed assets included among the Conveyed Assets, and asset cost, depreciation and net book value information for each such fixed asset as of March 31, 2011.

(c) The Inventories: (i) consist of items of a quality and quantity useable or saleable in the ordinary course of business, consistent with Seller’s past practices, (ii) are the property of Seller, free and clear of all Liens, (iii) are located at the Norian Facility, and (iv) are in sufficient quantities to (1) manufacture sufficient Products, in accordance with the timeframes set forth in the Supply Agreement, and (2) manufacture Products in accordance with Seller’s past practices. None of the Inventories are held by Seller on consignment. Schedule 5.12(c) lists all of the Inventories as of April 30, 2011.

Section 5.13 Taxes.

(a) Except as set forth in Schedule 5.13, all material Tax Returns that are required to be filed on or before the date hereof with respect to any Tax by or on behalf of Seller have been filed, such material Tax Returns are true and complete in all material respects, and all Taxes shown to be due and payable on such material Tax Returns have been paid except where such Tax is being contested in good faith by appropriate proceedings or where the failure to so file or pay would not be reasonably likely to create a Material Adverse Effect. To the Knowledge of Seller, there are no Liens for Taxes upon any of the Conveyed Assets, except for Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings.

(b) To the Knowledge of Seller, there is no pending or threatened action that if determined adversely to Seller would result in the assertion of any deficiency for any Tax, interest or penalties in connection therewith which would have a Material Adverse Effect.

Section 5.14 Employee Benefits.

(a) Set forth on Schedule 5.14 is a list of each Plan in effect as of the date of this Agreement.

(b) As applicable with respect to each Plan, Seller has made or will make available to Purchaser copies of (i) each Plan and any related trust or other funding instrument, including all amendments thereto, (ii) the current summary plan description and each summary of material modifications thereto, (iii) for any Plan intended to be tax qualified under Section 401(a) of the Code, the most recent IRS determination letter(s), (iv) to the extent required, the Form 5500 for the three (3) most recently completed plan years, and (v) any correspondence from a Governmental Authority related to any such Plan.

(c) None of the Conveyed Assets is subject to any Lien under Code Section 401(a)(29), ERISA Section 302(f), Code Section 412(n), ERISA Section 4068 or arising out of any action filed under ERISA Section 4301(b).

(d) Neither Seller nor any other employer that is, or was at any relevant time, together with Seller, treated as a “single employer” under Section 414(b), 414(c) or 414(m) of the Code (an “ERISA Affiliate”), has incurred any liability which could reasonably be expected to subject Purchaser or any Conveyed Asset to liability under Title IV of ERISA.

(e) Neither Seller nor any ERISA Affiliate, while an ERISA Affiliate, has incurred any withdrawal liability, within the meaning of Section 4201 of ERISA, or any contingent withdrawal liability under Section 4204 of ERISA, to any multiemployer pension plan, which could reasonably be expected to subject Purchaser or any of the Conveyed Assets to liability under Title IV of ERISA.

(f) Each Plan has been administered substantially in accordance with its terms (and with applicable law to the extent not yet required to be reflected in the terms of such Plan) in all material respects; no prohibited transactions or reportable events have occurred with respect to any such Plan within the meaning of Title I of ERISA, where applicable; no breach of fiduciary duty has occurred in any respect material to any such Plan; and no material liability has been incurred or is accruing for any late, incomplete, inaccurate or unfiled notice or report that is required to be given with respect to any Plan to any participant, beneficiary or governmental agency pursuant to applicable reporting or disclosure provisions of ERISA or the Code.

(g) Seller does not maintain, provide or have any obligation to provide, any medical or other health coverage for any retirees or their spouses, dependents and surviving beneficiaries, except as required by the continuation of coverage provisions of ERISA section 601 and Code section 4980B (“COBRA”).

(h) The transactions contemplated by this Agreement are not transactions to evade or avoid liability (as described in Section 4069(a) or 4212(c) of ERISA).

Section 5.15 Financial Statements. Schedule 5.15 contains the following unaudited financial statements of Seller (the “Financial Statements”):

(a) the balance sheets as of December 31, 2009 and December 31, 2010, and the related statements of income for the twelve (12)-month periods then ended; and

(b) the balance sheet as of March 31, 2011, and the related unaudited statement of income for the three (3)-month period then ended (the “Interim Financial Statements”).

Except as set forth on Schedule 5.15, each of the Financial Statements fairly presents in all material respects Seller’s financial condition and the results of operations as of the respective dates, and the Financial Statements have been prepared in accordance with GAAP consistently applied as of the date such Financial Statements were prepared, except that the Financial Statements lack footnote disclosure and the Interim Financial Statements are subject to normal year-end adjustments which would not be material, individually or in the aggregate.

Section 5.16 Revenue Forecast; Standard Cost of Products. The revenue forecast of Seller, attached hereto as Schedule 5.16(a), represents Seller’s current revenue forecast and was prepared in good faith, based on reasonable assumptions, which assumptions remain reasonable as of the date hereof. The list of standard costs of Products, attached hereto as Schedule 5.16(b), was prepared in good faith.

Section 5.17 Employees. Schedule 5.17 is a complete and correct list setting forth the names and current base salary, bonus and any other applicable compensation rates of all individuals presently employed by Seller.

Section 5.18 Labor and Employment Matters. Except as set forth on Schedule 5.18: (i) Seller is not party to or bound by any collective bargaining agreement; (ii) no labor organization or group of employees has filed any representation petition or made any written demand for recognition; (iii) no organizing or decertification efforts are underway or, to the Knowledge of Seller, threatened; (iv) since January 1, 2008, no labor strike, work stoppage, slowdown, or other material labor dispute has occurred, and none is underway or, to the Knowledge of Seller, threatened; (v) there is no employment-related charge (including, but not limited to, an unfair labor practice charge), complaint, grievance, investigation, inquiry or obligation of any kind, pending or, to the Knowledge of Seller, threatened, in any forum, relating to an alleged violation or breach by Seller (or its officers or directors) of any law, regulation or contract; (vi) no employee of Seller has any agreement as to length of notice or severance payment required to terminate his or her employment, other than such as results by law from the employment of an employee without an agreement as to notice or severance; and (viii) Seller will not have any material liability under any benefit or severance policy, practice, agreement, plan, or program which exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of the transactions contemplated hereunder. With respect to the transactions contemplated herein, any notice required under any law or collective bargaining agreement has been, or prior to Closing will be, given, and all bargaining obligations with any employee representative have been, or prior to the Closing will be, satisfied.

Section 5.19 Workers Compensation. Except as set forth on Schedule 5.19, (i) there have been no claims in excess of $25,000 since December 31, 2008 and (ii) to the Knowledge of Seller, no claims, injuries, fact, event or condition exists which would give rise to a material claim (individually or in the aggregate), in each case, by employees and former employees (including dependents and spouses) of Seller under any United States workers compensation laws, regulations, requirements or programs.

Section 5.20 Suppliers. Schedule 5.20 is a complete and correct list of the fifteen (15) largest suppliers to Seller (in terms of the purchases by Seller from such suppliers during the twelve (12) months ending on March 31, 2011) of key materials and services and commodities, exclusive of utility services. Except as set forth on Schedule 5.20, since March 31, 2010, no such supplier canceled or otherwise terminated or materially and adversely modified, or to the Knowledge of Seller, threatened to cancel or otherwise terminate or materially and adversely modify, its relationship with Seller. Seller has not received any notice that any supplier listed on Schedule 5.20, and to the Knowledge of Seller, no such supplier, (i) intends to cancel or otherwise materially and adversely modify its relationship with Seller on account of the transactions contemplated by this Agreement and the related documents or otherwise, or (ii) is insolvent. There is no existing dispute between Seller and any supplier listed on Schedule 5.20.

Section 5.21 Defects in Products or Designs; Product Safety. There has been no pattern of defects in the design, construction or manufacturing of any Product that would adversely affect the performance or quality of such Product. Each Product has been designed, manufactured, packaged and labeled in compliance with all regulatory, engineering, industrial and other codes applicable thereto and Seller has not received any written notice of any alleged noncompliance with any such code. No reserves are required on the Financial Statements with respect to product liability claims of Seller. Each Product has been manufactured in conformance with the design specifications and in material compliance with Good Manufacturing Practices and industry standard quality management procedures.

Section 5.22 Absence of Certain Payments. Seller has not, and to the Knowledge of Seller, no manager, officer, agent, employee or other Person acting on behalf of Seller has (a) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §79dd-2), as amended, or any other applicable provincial, foreign, federal or state law; or (b) accepted or received any unlawful contributions, payments, expenditures or gifts or (c) established or maintained any fund or asset that has not been recorded in the books and records of Seller.

Section 5.23 Regulatory Approvals and Proceedings. All applications and submissions by Seller to Governmental Authorities, including but not limited to submissions of 510(K) approval packages and Design Dossiers under European Community Regulations, and all data collection, testing and analysis in connection therewith, have been in material compliance with Good Manufacturing Practices and good laboratory practices, using methods and techniques generally accepted by the industry, and all such applications and submissions have been true, complete and accurate. Seller is not aware of (a) any complaint or adverse event related to the Products which has not been investigated and closed in accordance with Seller’s standard procedures, (b) unresolved third party regulatory or governmental audit report findings, or (c) since January 1, 2009, any market corrections, removals or recalls regarding or related to the Conveyed Assets, except for those listed on Schedule 5.23.

Section 5.24 Purchasers of Products. Except as set forth on Schedule 5.24, since March 31, 2010, no material purchaser of Products has canceled or otherwise terminated or materially and adversely modified, or to the Knowledge of Seller, threatened to cancel or otherwise terminate or materially and adversely modify, its relationship with Seller. Seller has not received any notice, and to the Knowledge of Seller, no material purchaser of Products (i) intends to cancel or otherwise materially and adversely modify its relationship with Seller on account of the transactions contemplated by this Agreement, the related documents or otherwise, or (ii) is insolvent. There is no existing dispute between Seller and any material purchaser of Products.

Section 5.25 Intellectual Property.

(a) Except as set forth on Schedule 5.25(a)(i), Seller or its Affiliates owns, or is licensed, or otherwise possess legally enforceable rights, to use, sell or license, as applicable, all Intellectual Property used, sold or licensed in connection with the design, manufacture and development of the Products. Schedule 5.25(a)(ii) contains a complete and correct list of all of Seller’s or its Affiliate’s patents and patent applications; trademark and service mark registrations and applications for registration thereof; domain names; copyright registrations and applications for registration thereof with respect to the Products; and material computer software owned or used by Seller and its Affiliates (excluding Commercial Software (as defined below)) that are related to the Products; including, where applicable, the name of the registered owner, the date of registration or application and the name of the registration body where the registration or application was made. All renewal and maintenance fees in respect of the items listed in Schedule 5.25(a)(ii) (if applicable) have been duly paid. Except as disclosed on Schedule 5.25(a)(iii), Seller or its Affiliates have licenses for all Commercial Software used in connection with the design, manufacture and development of the Products, the use of such Commercial Software has been in accordance with such licenses and neither Seller nor its Affiliates have any obligation to pay fees, royalties and other amounts at any time pursuant to any such license. “Commercial Software” shall mean packaged commercially available software programs generally available to the public that have been licensed to Seller or its Affiliates pursuant to end-user licenses.

(b) Schedule 5.25(b) sets forth a compete list of all (excluding Commercial Software) licenses, sublicenses and other agreements as to which Seller or its Affiliates is a party (as licensor, licensee or otherwise) and pursuant to which Seller or any other Person is authorized to use, sell, distribute or license any Intellectual Property related to the Products. Seller has delivered to Purchaser correct and complete copies of all such licenses, sublicenses and agreements (as amended to date). Neither Seller nor its Affiliates are in violation, in any material respect, of any such license, sublicense or agreement and such license, sublicense and agreement will continue to be legal, valid, binding, enforceable and in full force and effect following the Closing.

(c) Except as disclosed on Schedule 5.25(c)(i), Seller or its Affiliates are the sole and exclusive owners of the Intellectual Property (free and clear of any Liens) identified on Schedule 5.25(a)(ii). Neither Seller nor any of its Affiliates are contractually obligated to pay compensation to any third party with respect to any Intellectual Property, except pursuant to the agreements disclosed on Schedule 5.25(c)(ii). Each item of

Intellectual Property that is Conveyed Intellectual Property will, immediately subsequent to the Closing hereunder, be owned or available for use by Purchaser on such terms as are identical to those pursuant to which Seller, immediately prior to the Closing, owns or has the right to use such item.

(d) Except as disclosed on Schedule 5.25(d), Seller has not infringed on, misappropriated or violated any Intellectual Property of any third Persons.

(e) Except as disclosed on Schedule 5.25(e), no claims with respect to the Intellectual Property used, sold or licensed in connection with the design, manufacture and development of the Products are pending or, to the Knowledge of Seller, threatened by any Person, (i) alleging that the use of Intellectual Property by Seller as now used infringes on any intellectual property rights of any third party, (ii) against the use by Seller of any technology, know-how or computer software used in connection with the design, manufacture and development of Products or (iii) challenging the ownership by Seller or its Affiliates or the validity of any Intellectual Property identified on Schedule 5.25(a)(ii).

(f) Seller and its Affiliates have taken all reasonable measures to safeguard and maintain their property rights in all Intellectual Property related to the design, manufacture and development of the Products.

Section 5.26 Design Specifications. As of the Closing, Seller manufactures each commercially available Product in accordance with the design specifications delivered by Seller to Purchaser via e-mail at 10:53 a.m. Eastern time on April 27, 2011.

Section 5.27 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 5.28 OIG Compliance. The Seller is in compliance with, and the Contemplated Transactions comply with, the Divestiture Agreement. The Seller at all times since December 7, 2010 has been in material compliance with the Corporate Integrity Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

Section 6.1 Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of Delaware. Purchaser is qualified to do business as a foreign corporation and is in good standing under the laws of the Commonwealth of Pennsylvania and each jurisdiction in which the nature of the property owned or leased by it in the conduct of its business requires it to be so qualified, except where the failure to be so qualified and in good standing, would not be reasonably expected to have a Material Adverse Effect.

Section 6.2 Corporate Authorization. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the documents contemplated hereby, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Purchaser of this Agreement and the documents contemplated hereby have been duly authorized by all requisite corporate action on the part of Purchaser and no other corporate proceedings on the part of Purchaser are required in connection with the execution, delivery and performance by Purchaser of this Agreement and the documents contemplated hereby.

Section 6.3 Binding Effect. Each of this Agreement and the documents contemplated hereby constitutes a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless or whether enforcement is sought in a proceeding in equity or law).

Section 6.4 Non-Contravention. The execution, delivery and performance by Purchaser of this Agreement and the documents contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate any provision of the certificate of incorporation, bylaws or other organizational documents of Purchaser, (ii) subject to obtaining the consents referred to in Schedule 6.5, violate, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Purchaser under any agreement, contract or other instrument to which Purchaser is a party or to which its assets are subject which would prevent Purchaser from completing the transactions contemplated by this Agreement or (iii) assuming compliance with the matters set forth in Sections 5.5 and 6.5, violate or result in a breach of or constitute a default under any Law or other restriction of any court or Governmental Authority to which Purchaser is subject which would prevent Purchaser from completing the transactions contemplated by this Agreement.

Section 6.5 Purchaser Consents and Approvals. Except as set forth in Schedule 6.5, the execution, delivery and performance of this Agreement and the documents contemplated hereby by Purchaser do not and will not require any consent or approval of any Governmental Authority or any Person, except as may be necessary as a result of facts or circumstances relating solely to Seller.

Section 6.6 No Litigation. Except as may be set forth on Schedule 6.6, no litigation, investigation or proceeding by or before any court or Governmental Authority or arbitrator is pending against or, to the Knowledge of Purchaser, threatened against Purchaser, which will have a material adverse effect on the ability of Purchaser to perform its obligations hereunder.

Section 6.7 Financial Capability. On the Closing Date, Purchaser and/or Kensey will have sufficient funds to pay the Purchase Price on the terms and conditions contemplated by this Agreement and will have sufficient capital to conduct its operations and to fulfill its obligations under the other agreements to be executed in connection with this Agreement.

Section 6.8 Condition of Conveyed Assets. Purchaser and its representatives and agents have had and exercised, prior to the date hereof, the right to enter upon the Norian Facility and to make all inspections and investigations of the Norian Facility and the Conveyed Assets deemed necessary or desirable by Purchaser. Purchaser is purchasing the Conveyed Assets based solely on the results of its inspections and investigations, and not on any representation or warranty of Seller other than as set forth in this Agreement. In light of these inspections and investigations and the representations and warranties made to Purchaser by Seller in Article V hereof, Purchaser is relinquishing any right to any claim based on any representations and warranties other than those specifically included in this Agreement. PURCHASER REPRESENTS THAT NEITHER SELLER NOR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING SELLER, THE CONVEYED ASSETS OR THE ASSUMED LIABILITIES NOT EXPRESSLY SET FORTH IN THIS AGREEMENT, AND NEITHER SELLER NOR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY TO PURCHASER OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO PURCHASER OR ITS REPRESENTATIVES OR PURCHASER’S USE OF, ANY SUCH INFORMATION RELATING TO THE BUSINESS CONDUCTED AT THE NORIAN FACILITY, ANY EXECUTIVE SUMMARY OR OTHER PUBLICATION OR PRESENTATION PROVIDED TO PURCHASER OR ITS REPRESENTATIVES, OR ANY OTHER DOCUMENT OR INFORMATION PROVIDED TO PURCHASER OR ITS REPRESENTATIVES IN CONNECTION WITH THE SALE OF THE CONVEYED ASSETS OTHER THAN AS SET FORTH IN THIS AGREEMENT.

Section 6.9 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

Section 6.10 Projections. In connection with Purchaser’s investigation of the Business, Purchaser has received certain estimates, projections and other forecasts and plans relating thereto. Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and plans, that Purchaser is familiar with such uncertainties and that nothing in this Agreement shall be deemed a guaranty that actual results will not vary from those estimates, projections forecasts or plans.

ARTICLE VII

COVENANTS

Section 7.1 Information and Documents; Cooperation and Access to Employees.

(a) From and after the date hereof and pending the Closing, upon reasonable advance notice, Seller shall permit Purchaser and its representatives to have reasonable access, during regular business hours to the Conveyed Assets, the Norian Employees, books and records of Seller relating to the Conveyed Assets or the Norian Facility that are not Excluded Assets, and shall furnish, or cause to be furnished, to Purchaser, such information as Purchaser shall from time to time reasonably request; provided, that no such access shall unreasonably interfere with Seller’s operation of its business, and Purchaser and its representatives shall not be permitted to perform any intrusive investigations (including, without limitation, soil, ground water, sediment, building material, surface water or air sampling) without Seller’s consent, which may be withheld in its sole discretion; provided further, that all information received by Purchaser and given by or on behalf of Seller in connection with this Agreement and the transactions contemplated hereby will be held by Purchaser and its agents and representatives as Confidential Information, as defined in, and pursuant to the terms of, the Confidentiality Agreement. Notwithstanding the foregoing, until such time as Seller has notified Purchaser that is has informed its Employees about the pending sale, Purchaser will not initiate any contact with third parties or any of Seller’s Employees other than to direct requests for information to the attention of Robert Donohue.

(b) From and after the date hereof and continuing following the Closing, each of Purchaser and Seller shall (i) cooperate with the other in its defense or prosecution of any claim involving a third party relating to (x) a Retained Liability or an Assumed Liability, as the case may be, (y) the Conveyed Assets or the business conducted at the Norian Facility, or (z) this Agreement or the transactions contemplated by this Agreement or the other agreements executed in connection herewith, and (ii) furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include, but not be limited to, making Employees available on a mutually convenient basis (at the reasonable cost and expense of the requesting party) in connection with the other party’s compliance with the provisions of this Section 7.1(b).

Section 7.2 Conduct of Business. From and after the date hereof and to the Closing except as otherwise contemplated by this Agreement, for the actions set forth on Schedule 7.2, or as Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld, Seller shall conduct its business at the Norian Facility, and will cause the business to be conducted at the Norian Facility, in the ordinary and usual course consistent with past practice, and use commercially reasonable efforts to preserve intact the relationships with suppliers, customers and the Norian Employees. From and after the date hereof and to Closing, except as otherwise contemplated by this Agreement, for the actions set forth on Schedule 7.2, or as Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld, or as may be necessary to remove or preserve the Excluded Assets, Seller covenants and agrees that it shall:

(a) maintain insurance coverage at levels consistent with presently existing levels;

(b) not incur, create or assume any Lien with respect to any Conveyed Asset;

(c) not dispose of any of the Conveyed Assets except for (i) dispositions in the ordinary course of business, consistent with past practice and (ii) dispositions of other assets with an aggregate value not in excess of $25,000;

(d) not enter into any new or otherwise amend any term of, or waive any right under, any existing Material Contract that will become an Assumed Contract outside of the ordinary course of business, consistent with past practice;

(e) not acquire any Inventories except in the ordinary course of business, consistent with past practice;

(f) provide to Purchaser all information required to be set forth in the Schedules in order to make them true, complete and correct, including without limitation, any additional information that Seller acquires knowledge of after the date hereof or that occurs after the date hereof;

(g) not increase compensation and benefits to Norian Employees;

(h) not dispose of, impair, license, transfer, or encumber any Intellectual Property associated with the Products; and

(i) not settle any litigation or dispute relating to the Conveyed Assets, or any Assumed Liability or Norian Employee for an amount in excess of $100,000.

Nothing in this Agreement shall diminish Seller’s sole title to the Conveyed Assets or shall be construed to limit Seller’s discretion to operate the Norian Facility in the ordinary course (subject to the limitations set forth above in this Section 7.2), or shall give Purchaser any ownership rights to the Conveyed Assets, prior to the Closing Date.

Section 7.3 Commercially Reasonable Efforts, Certain Governmental Matters.

(a) Upon the terms and subject to the conditions herein provided (including, without limitation, Section 2.2 hereof), each of the Parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary for it to do under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and to cause the satisfaction of the conditions set forth in Article IV, including the execution and delivery of any further instruments or documents which are reasonably requested by the other Party or its counsel in order to evidence or facilitate the consummation of the transactions contemplated hereby.

(b) The Parties shall cooperate with one another (i) in determining whether any other action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the transactions contemplated by this Agreement, and (ii) in taking such actions or making any such filings, in furnishing such information as may be required in connection therewith, and in seeking timely to obtain any such actions, consents, approvals or waivers.

Section 7.4 Employees and Employee Benefits.

(a) Employees - Offer of Employment. Purchaser shall offer employment as of 12:01 a.m. on the day immediately following the Closing Date to each Employee who is not an Excluded Employee (each a “Norian Employee”) at the base salary set forth on Schedule 5.17; provided, however, that offers of employment to Inactive Employees shall, subject to Section 7.4(e), not be made until such time as such Employee returns to active status (with Purchaser making all reasonable accommodations to facilitate such Employee’s return to active status). Seller shall use its commercially reasonable efforts to assist Purchaser in hiring the Norian Employees. Purchaser shall use its commercially reasonable efforts to employ the Norian Employees for one year following the Closing Date, provided, that each such Norian Employee (i) accepts employment with the Purchaser, (ii) does not have significant crimes that are noted on such Norian Employee’s background check, in Purchaser’s reasonable judgment, and (iii) within thirty (30) days of the Closing, submits to, and passes, a drug test as specified by the Purchaser.

(b) Benefits; Vacation and Bonus Plans. Each Norian Employee who accepts employment with Purchaser shall be eligible to participate in Kensey’s benefit plans as of the date of employment of such employee with Purchaser. Purchaser will allow the Norian Employees who accept employment with Purchaser to use their accrued vacation days consistent with the vacation policies of Purchaser. In addition, each Norian Employee who accepts employment with Purchaser shall be eligible for Purchaser’s bonus program. Purchaser shall set $165,000 as the minimum aggregate target bonus for the fourteen (14) month period ended June 30, 2012, for all Norian Employees. Schedule 7.4(b) sets forth the calculation of the Accrued Vacation/Bonus Liabilities and includes the number of days and/or bonus amount attributable to each Norian Employee. Bonus amounts payable to Norian Employees as set forth on Schedule 7.4(b) shall be paid by Purchaser no later than the date that is ninety (90) days following the Closing.

(c) Inactive Employees - Offer of Employment, Continued Employment, Severance. When an Inactive Employee who is not an Excluded Employee seeks to return to active employment within any deadline imposed by Seller, Purchaser or applicable Law, Purchaser shall offer immediate employment to such Employee in the same or a comparable position to that which the Employee occupied before such absence but only if at such time that the Employee is capable of performing the essential functions of the position occupied immediately before such absence. In addition, immediate employment in the same (or, where permissible under the statute to which leave was taken, comparable) positions will be offered to those Employees returning from authorized leaves of absence such as parental, family and medical, and military leaves or other leaves where return to work is subject to statutory requirements. Such Employees shall be deemed Norian Employees upon their commencement of employment with Purchaser and, from the date of their employment with Purchaser, will be subject to the same pay, benefits, severance and all other policies, plans, programs and arrangements as stipulated in this Section 7.4 for similarly situated Employees. Purchaser shall have no obligation or liability to provide any pay, work or benefits for any such Inactive Employees with respect to any period prior to the time such Inactive Employee actually commences employment with Purchaser under this Section 7.4(e).

(d) Leadership Team. Assuming satisfactory performance, Purchaser agrees to employ the persons set forth on Schedule 7.4(d)(i) (the “Leadership Team”) on terms no less favorable than those set forth on Schedule 7.4(d)(ii) for one year following the Closing; provided, that each member of the Leadership Team (i) accepts employment with the Purchaser, (ii) does not have significant crimes that are noted on such Person’s background check, in Purchaser’s reasonable judgment, and (iii) within thirty (30) days of the Closing, submits to, and passes, a drug test, as specified by the Purchaser.

(e) Non-Solicitation. Seller and Purchaser each agree that, from the date hereof and continuing until the one-year anniversary of (i) the Closing Date or (ii) the date that this Agreement is terminated prior to a Closing, it will not, and will cause each of its subsidiaries or parents not to, by itself, or in conjunction with any other person or entity, (A) solicit any employee of the other to leave their employment with the other or (B) hire any employee of the other who is employed by them or who has been employed by them during the preceding six months, provided, however, that generalized, non-targeted searches for employees through the use of an employee search firm or the publication of an advertisement or other public announcement, including, without limitation, electronic job board postings, shall not be deemed a solicitation of any employee in violation of this Section 7.4(g).

(f) No Third Party Beneficiaries. Nothing contained herein, expressed or implied, is intended to confer upon any Employee of Seller any benefits under any benefit plans, programs, policies or other arrangements, including, but not limited to, severance benefits or right to employment or continued employment with Purchaser for any period by reason of this Agreement. In addition, the provisions of this Agreement, in particular this Section 7.4, are for the sole benefit of the Parties to this Agreement and are not for the benefit of any third party.

(g) COBRA. Seller and its affiliates shall be responsible for the provision of notices and, if elected, continuation coverage, to each individual who is or becomes an “M & A Qualified Beneficiary” (as defined in Treas. Reg. Section 54.4980B-9) in connection with the consummation of the transaction contemplated by this Agreement.

Section 7.5 No Shop. From the date of this Agreement until the earlier of (i) the Closing Date, or (ii) the termination of this Agreement, Seller shall not and shall cause its shareholders, officers, directors, employees and other agents not to, directly or indirectly, take any action to solicit, initiate or encourage any offer or proposal or indication of interest in a merger, consolidation, sale of stock or assets or other business combination involving any equity interest in Seller, or any material portion of its assets, other than in connection with the transactions contemplated by this Agreement. Seller shall immediately advise Purchaser of the terms of any offer, proposal or indication of interest that it receives or otherwise becomes aware of.

Section 7.6 Compliance with WARN, Etc. Purchaser shall be solely responsible for compliance with any notice obligations under the WARN Act (and all state and local analogues of said Act) arising from its failure to hire and retain any of the Norian Employees that it is required to hire pursuant to Section 7.4 hereof, and Purchaser shall indemnify and hold Seller harmless, pursuant to Section 8.2 hereof, for any claims arising from its failure to offer employment to any of the Norian Employees that Purchaser is obligated to hire hereunder or arising from any action resulting in employment loss of any such Norian Employees after the Closing Date. Seller shall be solely responsible for compliance with any notice obligations under the WARN Act (and all state and local analogues of said Act) arising from any action resulting in employment loss of any Employees prior to or on the Closing Date; and Seller shall indemnify and hold Purchaser harmless, pursuant to Section 8.2 hereof, for any claims arising from any action resulting in employment loss of any Employees prior to or on the Closing Date.

Section 7.7 Insurance. As of the Closing Date, the coverage under all insurance policies related to the Conveyed Assets or the business conducted at the Norian Facility shall continue in force only for the benefit of Seller and its Affiliates and not for the benefit of Purchaser. Purchaser agrees to arrange for its own insurance policies with respect to the Norian Facility and related business covering all periods following the Closing Date and agrees not to seek, through any means, to benefit from any of Seller’s or its Affiliates’ insurance policies which may provide coverage for claims relating in any way to the Conveyed Assets or the business conducted at the Norian Facility on or prior to the Closing Date.

Section 7.8 Names and Logo. As soon as reasonably practicable after the Closing Date, Purchaser shall change signage and stationery, and discontinue the use of any name or logo referenced in Section 2.3(g).

Section 7.9 Further Assurances. At any time after the date hereof, Seller and Purchaser shall promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Seller or Purchaser, as the case may be, and necessary for Seller or Purchaser, as the case may be, to satisfy its obligations hereunder. Additionally, Seller shall use commercially reasonable efforts to ensure that Conveyed Assets and the manufacturing of the Products are transitioned from the Seller to the Purchaser in a smooth and orderly manner and Seller shall not take any action that would reasonably be expected to disrupt the manufacturing of the Products or Seller’s requirements therefor.

Section 7.10 Books and Records. Seller and Purchaser agree that from and after the Closing, each Party shall make available to the other Party (at such other Party’s expense), during normal business hours and upon reasonable notice, and subject to any applicable privileges, the Party’s respective books and records, but only to the extent that such books and records pertain to (a) any Taxes owed to a taxing authority or information necessary to complete a Tax Return; (b) compliance with reporting, filing or other requirements related to the conduct of the business imposed on such Party by a Government Authority, taxing authority or a third party; (c) the assertion or defense of any claims or allegations in any arbitration or in any administrative or legal proceeding related to the Conveyed Assets or the business conducted at the Norian Facility other than claims or allegations which one Party to the Agreement has asserted against the other; or (d) Conveyed Assets during the period up to and including the Closing.

Section 7.11 Cooperation and Exchange of Information. Seller and Purchaser will provide each other with such cooperation and information as either of them may reasonably request of the other in preparing and filing any Tax Return, amended Tax Return or claim for refund, determining or contesting a liability for Taxes or a right to a refund of Taxes, or participating in or conducting any audit or other proceeding in respect of Taxes. Seller and Purchaser shall make their respective officers, employees, agents and representatives available on a basis mutually convenient to Purchaser and Seller to provide explanations of any documents or information provided hereunder. Seller and Purchaser shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters with regard to the Conveyed Assets for each taxable period first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods, or (ii) six (6) years following the due date (without extension) for such Tax Returns.

Section 7.12 Conveyance Taxes. Seller shall be responsible and liable for and shall indemnify and hold Purchaser harmless against any sales, use, transfer, value added and other similar Taxes, and any transfer, recording, registration and other fees which become payable in connection with or by reason of the transactions contemplated by this Agreement (“Conveyance Taxes”). Seller, after reasonable review and consent by Purchaser, shall file such applications and documents as shall permit any such Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure. Purchaser shall execute and deliver all instruments and certificates reasonably necessary to enable Seller to comply with the foregoing. Purchaser shall timely complete and execute any available resale or other exemption certificates with respect to the raw materials and work in process or other items sold hereunder, and shall provide Purchaser with executed copies thereof. No tax for which Seller may be liable hereunder shall be paid without first obtaining Seller’s consent, which consent shall not be unreasonably withheld.

Section 7.13 Audited Financial Statements. Within sixty (60) days from the Closing, and at the expense of Purchaser, Seller shall deliver to Purchaser the audited balance sheet of Seller as of December 31, 2010 and December 31, 2009, and the related audited statements of income and cash flows for the twelve (12)-month periods then ended, each prepared by Ernst & Young. Within 10 days of delivery of such financial statements to Purchaser, Purchaser shall pay to Seller the fees and expenses associated with the audit.

Section 7.14 Covenant Not to Sue. Purchaser, on behalf of itself and all Persons who may subsequently acquire any rights in and to the Conveyed Patents, covenants that it will not sue Seller or any of its Affiliates under the Conveyed Patents for patent infringement for any product other than a product that (a) is an Exclusive Product or a Related Product (as such terms are defined in the Supply Agreement) that is not manufactured by the Purchaser pursuant to the Supply Agreement or (b) competes with a product of the Purchaser or Kensey.

ARTICLE VIII

SURVIVAL AND INDEMNIFICATION

Section 8.1 Survival. (i) The representations and warranties contained in this Agreement, other than those contained Section 5.2 (Authorization), Section 5.1(a) (Title to Assets), Section 5.9 (Environmental Matters), Section 5.13 (Taxes), Section 5.14 (Employee Benefits), Section 5.28 (OIG Compliance) and Section 5.27 and Section 6.9 (Brokers) (such representations and warranties hereinafter referred to as the “Special Representations”), shall survive the Closing until the date that is twelve (12) months after the Closing Date; (ii) the representations and warranties contained in Section 5.13 (Taxes), and Section 5.14 (Employee Benefits) shall survive until 60 days following the expiration of the applicable statute of limitations; (iii) the representations and warranties contained in Section 5.9 (Environmental Matters) shall survive the Closing Date until the date that is 5 years after the Closing Date, (iv) the representations and warranties contained in Section 5.2 (Authorization), Section 5.1(a) (Title to Assets), Section 5.28 (OIG Compliance) and Sections 5.27 and 6.9 (Brokers) shall survive the Closing indefinitely, and (v) the covenants contained in this Agreement shall be in effect for the term specified herein; provided that if no term is provided for a covenant provided herein, it shall survive indefinitely; provided, further, that if the covenant involves the delivery of an item, the covenant shall survive until the deliver of such item.

Section 8.2 Indemnification.

(a) From and after the Closing Date and subject to Sections 8.1 and 8.4, Seller agrees to indemnify, defend and hold harmless Purchaser and its Affiliates, officers,

directors, employees, representatives, agents and stockholders (collectively, “Purchaser Indemnitees”) against and in respect of Losses resulting or arising from or otherwise relating to (i) any breaches of Seller’s representations and warranties set forth in this Agreement, or in the certificates contemplated by Section 4.2(c), (ii) any nonfulfillment of or failure to comply with any covenant set forth in this Agreement by Seller, (iii) any Retained Liability and (iv) any Liability of Seller which is not an Assumed Liability.

(b) From and after the Closing Date and subject to Sections 8.1 and 8.4, Purchaser shall indemnify, defend and hold harmless Seller and Seller’s respective Affiliates, officers, directors, employees, representatives, agents and stockholders against and in respect of any and all Losses resulting or arising from or otherwise relating to (i) any breaches of Purchaser’s representations and warranties set forth in this Agreement, or in the certificate contemplated by Section 4.3(c), (ii) any nonfulfillment of or failure to comply with any covenant set forth in this Agreement by Purchaser, (iii) the operation of the Norian Facility or the Conveyed Assets or actions relating thereto taken by or on behalf of Purchaser after the Closing; (iv) any Assumed Liability; and (v) employment actions, including but not limited to hiring decisions, layoffs, terminations or severance costs.

(c) Any payments pursuant to this Article VIII shall be treated as an adjustment to the Purchase Price.

Section 8.3 Method of Asserting Claims etc. All claims for indemnification by any Indemnified Party hereunder shall be asserted and resolved as set forth in this Section 8.3.

(a) In the event that an Indemnified Party obtains knowledge of any claim as to which recovery may be sought against Indemnifying Party pursuant to the indemnity provided for in Section 8.2, or of the commencement of any legal proceedings against an Indemnified Party by any third party as to which such recovery may be sought under Section 8.2, the Indemnified Party shall use commercially reasonable efforts to no later than 15 days after obtaining such knowledge, give notice to the Indemnifying Party of such claim or proceedings, including the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the “Claim Notice”). Failure to give the Claim Notice in accordance with the foregoing terms shall relieve Indemnifying Party of any liability hereunder only to the extent that Indemnifying Party has suffered actual prejudice thereby. The Indemnifying Party shall have 30 days from the personal delivery or mailing of the Claim Notice (the “Notice Period”) to notify the Indemnified Party whether or not it desires to defend the Indemnified Party against such claim or demand. Failure by the Indemnifying Party to notify the Indemnified Party of its election to defend the Indemnified Party within the Notice Period shall be deemed a waiver by Indemnifying Party of its right to defend such action. An election to assume the defense of such claim or demand shall be deemed to be an admission that the claim or demand relating thereto is within the scope of indemnification hereunder. The Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim or proceedings or litigation resulting therefrom only so long as (i) the Indemnifying Party is represented by counsel reasonably satisfactory to the Indemnified Party and (ii) such claim is solely for monetary damages (except with respect to Remedial Actions, as set forth below). All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend or conduct Remedial Action for, as the case may be, the Indemnified Party against such claim or demand, except as hereinafter provided, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings. If Indemnifying Party undertakes a Remedial Action at the Norian Facility, such actions shall be taken in a manner which minimizes any adverse impact to the operations of Purchaser’s and Seller’s business at the Real Property. If any Indemnified Party desires to participate in any such defense or settlement for which the Indemnifying Party has elected, pursuant to the prior sentence to defend or conduct Remedial Action for, as the case may be, the Indemnified Party may do so at its sole cost and expense. The Indemnified Party shall not settle a claim or demand without the consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any Subsidiary or Affiliate thereof. If the Indemnifying Party elects not to defend the Indemnified Party against a claim or demand for which the Indemnifying Party has an indemnification obligation hereunder, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the amount of any such claim or demand, or, if the same shall be contested by the Indemnified Party, then that portion thereof as to which such contest is unsuccessful (and the reasonable costs and expenses pertaining to such contest) shall be the liability of the Indemnifying Party hereunder. To the extent the Indemnifying Party shall control or participate in the defense or settlement of any third party claim or demand, the Indemnified Party will give the Indemnifying Party, its counsel, access to, during normal business hours, the property and relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnified Party. Any notice of a claim by reason of any of the representations, warranties or covenants contained in this Agreement shall state specifically the representation, warranty, or covenant with respect to which the claim is made, the facts giving rise to an alleged basis for the claim, and the amount of the liability asserted against the Indemnifying Party by reason of the claim.

(b) With respect to any Loss for which any Indemnified Party is indemnified under Section 8.2 of this Agreement, the resolution of which involves Remedial Action of the Norian Facility, the Indemnifying Party shall have the right, upon timely written notice, to conduct or control the Remedial Action. Notwithstanding the foregoing, the Buyer or subsequent owner of the Norian Facility shall have the right to control the Remedial Action in the event that the Indemnifying Party is no longer the lessee of any portion of the Norian Facility that is affected by such Remedial Action. Any Remedial Action shall be as required by Laws and consistent with the commercial use of the Norian Facility.

Section 8.4 Indemnification Amounts. No Indemnifying Party shall have liability under Sections 8.2(a)(i) or 8.2(b)(i) until the aggregate amount of Losses to an Indemnified Party exceeds $220,000 (the “Basket Amount”), in which case the Indemnified Party shall be entitled to Losses in an amount up to $11 million (the “Cap”) in the aggregate; provided, however, that the Indemnifying Party shall be liable only for the amount by which all Losses exceed the Basket Amount and provided, further that the Cap shall be unlimited in respect of all claims for indemnification hereunder other than those under Section 8.2(a)(i) or 8.2(b)(i). Notwithstanding the foregoing, the Basket Amount shall be zero ($0) and the Cap shall equal the Purchase Price with respect to an Indemnifying Party’s obligations to indemnify an Indemnified Party under Sections 8.2(a)(i) and 8.2(b)(i) solely with respect to the Special Representations made by the Indemnifying Party.

Section 8.5 Losses Net of Insurance, Etc. The amount of any Losses for which indemnification is provided under this Agreement shall be net of any amounts actually recovered by the Indemnified Party from third parties (including amounts actually recovered under insurance policies, but only to the extent any recovered insurance proceeds exceed costs of collecting such proceeds and premium increases, whether retrospective or prospective, that result from the claim for such proceeds) with respect to such Losses. If any such insurance proceeds and/or other amounts are received by the Indemnified Party after payment by any Indemnifying Party of any amount otherwise required to be paid to the Indemnified Party pursuant to this Article VIII, the Indemnified Party shall repay to such Indemnifying Party, promptly after receipt of such insurance proceeds and/or other amounts, the amount that such Indemnifying Party would not have had to pay pursuant to this Article VIII had such insurance proceeds and/or other amounts been received by the Indemnified Party prior to such Indemnifying Party’s payment under this Article VIII. This Section 8.5 shall not limit, delay or otherwise affect the rights of any such Indemnified Party to recover from an Indemnifying Party pursuant to this Article VIII.

Section 8.6 Sole Remedy. The Parties hereto acknowledge and agree that the remedies provided for in this Agreement shall be the Parties’ sole and exclusive remedy with respect to the subject matter of this Agreement.

Section 8.7 Limitation on Losses. Notwithstanding anything to the contrary contained in this Agreement (together with Schedules), or under any applicable Law, in no event shall any Party have any liability to any other Person, either in contract or tort, with respect to any claim arising out this Agreement (including under this Article VIII) for any indirect, punitive, or consequential damages (including any loss of future revenue, profits or income, or any diminution in value or multiples of earnings damages), in each case other than for (a) indirect, punitive, or consequential damages owed to an unaffiliated third party and (b) reasonably foreseeable diminution in value. The limitations set forth in this Article VIII, including, without limitation this Section 8.7, shall not apply to any Losses or other damages suffered under the Supply Agreement or the Lease.

Section 8.8 Scope of Damages. The Indemnified Party shall use its reasonable business judgment in minimizing any Loss upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto.

Section 8.9 No Set-Off. Neither Seller nor Purchaser shall have any right to set-off any Losses against any payments to be made by either of them pursuant to this Agreement, the Supply Agreement, the Transition Services Agreement or any other agreement to be executed in connection with this Agreement, or otherwise. Notwithstanding the foregoing, and in addition to all other rights and remedies at law or in equity that Seller may have, if Purchaser fails to timely pay the Cash Purchase Price owing under Section 2.6(b), Seller shall have the right to set off any payments it may owe to Purchaser, including amounts owing under the Supply Agreement, unless and until such amount is paid in full.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by written agreement of Seller and Purchaser;

(b) by either Seller or Purchaser, by giving written notice of such termination to the other Party, if the Closing shall not have occurred on or prior to May 25, 2011 (the “Drop Dead Date”) (unless the failure to consummate the Closing by such date shall be due to the failure of the Party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement); provided, however, that if any consent required from a Governmental Authority has not been obtained on or prior to the Drop Dead Date, the Drop Dead Date shall be automatically extended to the third Business Day after all such consents have been obtained but in no event shall the Drop Dead Date be extended beyond June 30, 2011;

(c) by either Seller or Purchaser if any court of competent jurisdiction or other competent Governmental Authority shall have issued a statute, rule, regulation, order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such statute, rule, regulation, order, decree or injunction or other action shall have become final and nonappealable;

(d) by the non-breaching Party, by giving written notice of such termination to the other Party, if there has been a material breach by such other Party of any representation, warranty, covenant or agreement in this Agreement and such breach is not cured by the earlier of the Closing Date and fifteen Business Days after the breaching Party’s receipt of written notice of such breach; or

(e) by Purchaser if a Material Adverse Effect shall have occurred.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 9.1 hereof, this Agreement shall thereafter become void and have no effect, and no Party hereto shall have any liability to the other Party hereto or their respective Affiliates, directors, officers or employees, except for the obligations of the Parties hereto contained in this Section 9.2 and in Sections 10.7, 10.8, 10.9 and 10.11 hereof, and except that nothing herein will relieve any Party from liability for any breach of any covenant set forth in this Agreement prior to such termination, including liability for attorneys’ fees reasonably incurred by the terminating Party in connection with the transactions contemplated hereby or enforcing any rights under this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1 Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the Party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by fax, provided that the fax is promptly confirmed by telephone confirmation thereof, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

To Seller:

Synthes, Inc.

1302 Wrights Lane East

West Chester, PA 19380

Phone: (610) 719-5805

Fax: (610) 719 5115

Attn: Robert P. Donohue, Chief Financial Officer

with copies to:

Synthes, Inc.

1302 Wrights Lane East

West Chester, PA 19380

Phone: (610) 719-5215

Fax: (610) 719 5141

Attn: Terrance Carlson, General Counsel

and

Reed Smith LLP

2500 One Liberty Place

1650 Market Street

Philadelphia, PA 19103-7301

Phone: 215.851.8136

Fax: 215.851.1420

Attn: Lori L. Lasher, Esq.

To Purchaser:

KNC NOR Acquisition Sub, Inc.

c/o Kensey Nash Corporation

735 Pennsylvania Drive

Exton, Pennsylvania 19341

Phone: (484) 713-2103

Fax:     (484) 713-2901

Attn:    Joseph W. Kaufmann

with a copy to:

Katten Muchin Rosenman LLP

525 West Monroe Street

Chicago, Illinois 60661

Phone: (312) 902-5500

Fax:     (312) 902-1061

Attn:    David R. Shevitz, Esq.

           Diane E. Bell, Esq.

Section 10.2 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Seller and Purchaser, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.3 Assignment. Purchaser may not assign any of its rights or obligations under this Agreement including by sale of stock, operation of law in connection with a merger or sale of substantially all the assets of Purchaser, without the prior written consent of Seller, not to be unreasonably withheld, conditioned or delayed. Any attempted assignment in contravention hereof shall be null and void. Notwithstanding the foregoing, Purchaser may assign this Agreement in whole or in part to a Subsidiary, so long as Purchaser agrees to remain directly liable to Seller for all of Purchaser’s obligations hereunder.

Section 10.4 Entire Agreement. This Agreement (including all Schedules and Exhibits hereto) and the Confidentiality Agreement contain the entire agreement between the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters other than any written agreement of the Parties that expressly provides that it is not superseded by this Agreement.

Section 10.5 Fulfillment of Obligations. Any obligation of any Party to any other Party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

Section 10.6 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Seller, Purchaser, or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 10.7 Public Disclosure. Notwithstanding anything herein to the contrary, each of the Parties to this Agreement hereby agrees with the other Party hereto that, except as may be required to comply with the requirements of any applicable Laws, and the rules and regulations of any stock exchange upon which the securities of any of the Parties or in the case of Purchaser, its direct or indirect equity holders is listed, if any, no press release or similar public announcement or communication shall, if prior to the Closing, be made or caused to be made concerning the execution or performance of this Agreement unless the Parties shall have consulted in advance with respect thereto.

Section 10.8 Return of Information. If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, Purchaser shall promptly return to Seller all books and records furnished by Seller, any of its Affiliates or any of their respective agents, employees, or representatives (including all copies, summaries and abstracts, if any, thereof) in accordance with the terms of the Confidentiality Agreement.

Section 10.9 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such expenses. Notwithstanding the foregoing, (i) all Taxes relating to the transfer of the Conveyed Assets shall be paid as set forth in Section 7.12, (ii) Purchaser shall be responsible for all software transfer, license, access or similar fees, including, without limitation, any fees payable to any third parties to permit Seller to provide the services outlined in the Transition Services Agreement, and (iii) Purchaser shall be responsible for any other payments required to obtain any consent required to convey any Governmental Authorizations or any Conveyed Assets, whether incurred prior to or subsequent to the Closing.

Section 10.10 Schedules. The disclosure of any matter in any Schedule to this Agreement, as may be amended or supplemented prior to the Closing, shall be deemed to be a disclosure for all purposes of this Agreement where disclosure is apparent on its face, but shall expressly not be deemed to constitute an admission by Seller or Purchaser, or to otherwise imply, that any such matter is material for the purposes of this Agreement; provided, however, that to the extent that any disclosure made after the date hereof increases or augments the exposure or obligations of the Purchaser, in any way, such disclosure shall not be deemed a disclosure for purposes of determining whether there has been an indemnifiable claim pursuant to Article VIII or the amount of Losses related thereto.

Section 10.11 Governing Law. THE AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, ITS RULES OF CONFLICT OF LAWS NOTWITHSTANDING. Seller and Purchaser hereby agree and consent to be subject, non-exclusively, to the jurisdiction of the United States District Court for the Eastern District of Pennsylvania and in the absence of such Federal Jurisdiction, the Parties consent to be subject, non-exclusively, to the jurisdiction of the Court of Common Pleas of the Commonwealth of Pennsylvania, County of Chester.

Section 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.

Section 10.13 Headings. The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Section 10.14 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 10.15 Interpretation. Each Party acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be applied in connection with the construction or interpretation of this Agreement.

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.

NORIAN CORPORATION

By:	/s/ Robert Donohue
	Name:	Robert Donohue
	Title:	Vice President

KNC NOR ACQUISITION SUB, INC.

By:	/s/ Joseph W. Kaufmann
	Name:	Joseph W. Kaufmann
	Title:	President

KENSEY NASH CORPORATION, solely as guarantor to Purchaser’s obligations under Sections 2.4 and 2.6 (a) and (b) and Article VIII

By:	/s/ Joseph W. Kaufmann
	Name:	Joseph W. Kaufmann
	Title:	President & Chief Executive Officer

*** Pursuant to Regulation S-K, Item 601(b)(2), the Schedules and Exhibits to the Asset Purchase Agreement, as listed below, have not been filed. The Company agrees to furnish a supplemental copy of any omitted Schedule or Exhibit to the Securities and Exchange Commission upon request; provided, however, the Company may request confidential treatment of omitted items.

List of Schedules and Exhibits to Asset Purchase Agreement

List of Schedules

1.1(a)	Excluded Employees
1.1(b)	“Knowledge of Purchaser” Individuals
1.1(c)	“Knowledge of Seller” Individuals
1.1(d)(i)	Conveyed Patents
1.1(d)(ii)	Conveyed Trademarks
2.3(o)	Excluded Assets
5.1	Foreign Qualifications
5.5	Seller Consents and Approvals
5.6	Material Changes
5.7	Seller Litigation
5.8(a)	Compliance with Laws
5.8(b)	Permits and Licenses Necessary at Norian Facility
5.8(e)	Government Actions or Proceedings
5.9	Environmental Matters
5.10	Material Contracts
5.11	Norian Facility
5.12(a)	Sufficiency of Assets
5.12(b)	Fixed Assets Listing
5.12(c)	Inventories
5.13	Taxes
5.14	Seller Plans
5.15	Financial Statements
5.16(a)	Revenue Forecast
5.16(b)	Standard Cost of Products
5.17	Employees
5.18	Labor and Employment
5.19	Worker’s Compensation
5.20	Suppliers
5.23	Regulatory Approvals and Proceedings
5.24	Purchasers of Products
5.25(a)(i)	Intellectual Property Used, Sold or Licensed
5.25(a)(ii)	List of Intellectual Property
5.25(a)(iii)	Commercial Software
5.25(b)	Intellectual Property Licenses
5.25(c)(i)	Owned Intellectual Property
5.25(c)(ii)	Third Party Intellectual Property

5.25(d)	Intellectual Property Violations
5.25(e)	Intellectual Property Claims
6.5	Purchaser Consents and Approvals
6.6	Purchaser Litigation
7.2	Conduct of Business
7.4(b)	Accrued Vacation/Bonus Liabilities
7.4(d)(i)	Leadership Team
7.4(d)(ii)	Employment Terms

List of Exhibits

2.6	Security Agreement
3.1(b)(ii)	Bill of Sale
3.1(b)(iii)	Assignment and Assumption of Contracts
3.1(b)(iv)	Supply Agreement
3.1(b)(v)	Transition Services Agreement
3.1(b)(vi)	Sale Agreement
3.1(b)(vii)	Lease
3.1(b)(viii)	Sublease
3.1(b)(x)	Research and Development Agreement
3.1(b)(xi)	Intellectual Property Assignment Agreement